Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
February 26, 2016	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Raptor Pharmaceutical Corp.	London	Singapore
7 Hamilton Landing, Suite 100	Los Angeles	Tokyo
Novato, California 94949	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-3 of 1,733,940 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 1 to the registration statement on Form S-3 filed by the Company on October 9, 2015 (Registration No. 333-207370) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale by the selling stockholders named in the Registration Statement of 1,733,940 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which were issued to Tripex Pharmaceuticals, LLC, a Delaware limited liability company (“Tripex”), pursuant to the terms of that certain Amended and Restated Asset Purchase Agreement (the “Purchase Agreement”), dated as of October 2, 2015, by and among the Company, Raptor Pharmaceuticals Inc. and Tripex, and subsequently distributed by Tripex to certain of its members in accordance with Section 1.5 of the Purchase Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares have been validly issued and are fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

February 26, 2016

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP